EXHIBIT 99.1
PRESS RELEASE OF REGISTRANT DATED OCTOBER 30, 2002

EvergreenBancorp Third Quarter Earnings Rise 25 Percent

WEDNESDAY, OCTOBER 30, 2002 3:01 PM

SEATTLE, Oct 30, 2002 — EvergreenBancorp, Inc. (EVGG) earnings improved 25.1% for the third quarter 2002 ending at $349,000 compared to $279,000 for the same quarter in 2001.

This represents basic earnings per share of $0.32 for this period compared to $0.26 per share in 2001. Return on equity improved to 8.72% year to date compared to 8.53% for the same period in 2001.

Gerry Hatler, president and CEO of EvergreenBancorp said, “We are pleased with this level of performance but the more significant part of the increase is the improved quality of our core earnings.”

This year’s earnings do not include several non-recurring items that were included in last year’s results, which included gains on sales of investments occurring through the completion of the company’s balance sheet restructure.

“In addition to the improvement in the quality of our core earnings, we have worked diligently to manage our non-interest expenses,” Hatler added.

Non-interest expense has increased less than 1% through the third quarter over the same period last year.

“These results also reflect the continuing strong performance at each of the three branches of EvergreenBank as well as a full quarter’s benefit from the $5 million Trust Preferred Securities transaction that we closed in the second quarter of this year,” Hatler noted.

Net interest margin continues strong, averaging 5.46% for the year to date in 2002 compared to 5.48% for the same period last year. In addition, the quality of assets remains relatively constant with non-performing loans at .94% on September 30, 2002 compared to .90% last year at this time. The reserve for loan losses is reported at 1.37% of loans compared to 1.24% last year, and the capital to asset ratio remains strong at 9.29% of assets compared to 9.83% last year.

EvergreenBank, a wholly owned subsidiary of EvergreenBancorp, is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has three offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, and on 110th N.E. in Bellevue.

EvergreenBancorp, Inc.
Bill Filer, 206/628-4263
bill.filer@evergreenbank.com
www.evergreenbank.com

##